BYLAWS OF CROWDCASTING INC. (A California Corporation)

ARTICLE 1 — COMPANY FORMATION 1.01 Formation. This Corporation is formed pursuant to the California Corporations Code and the laws of the State of California.

1.02Corporate Articles Compliance. The Board of Directors acknowledges and agrees that the Corporation’s Articles of Incorporation have been filed with the California Secretary of State and all required filing fees have been paid.

1.03Principal Office & Registered Agent. The principal executive office of the Corporation shall be located at: 2219 Main St, #389 Santa Monica, CA 90405

The Corporation shall maintain a registered agent for service of process in the State of California as set forth in its Articles. The Board may change the registered agent by appropriate filing with the California Secretary of State.

1.04Other Offices. The Corporation may maintain additional offices as determined by the Board.

1.05Corporate Seal. The Corporation may adopt a corporate seal as determined by the Board.

1.06Purpose. The Corporation is organized to engage in any lawful business permitted under the laws of the State of California.

1.07Adoption of Bylaws. The Board hereby adopts these Bylaws for the governance of the Corporation.

ARTICLE 2 — BOARD OF DIRECTORS 2.01 Powers and Authority. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

2.02Number and Qualification. The Corporation shall have at least one (1) director. Directors need not be residents of California or shareholders of the Corporation.

2.03Director Liability. Directors shall perform their duties in good faith, in a manner they believe to be in the best interests of the Corporation, and with reasonable care.

2.04Election and Term. Directors shall be elected annually by the shareholders and shall serve until their successors are duly elected and qualified.

2.05Removal. Any director may be removed by a majority vote of the shareholders.

2.06Vacancies. Vacancies on the Board may be filled by a majority of the remaining directors.

2.07Meetings. Board meetings may be held at the principal office or any place designated by the Board, including by remote communication.

2.08Action Without Meeting. Any action required or permitted may be taken without a meeting if all directors consent in writing.

2.09Quorum. A majority of the directors shall constitute a quorum.

ARTICLE 3 — STOCK 3.01 Authorization. The Corporation is authorized to issue shares as provided in its Articles of Incorporation.

3.02Issuance. Stock shall be issued only upon authorization by the Board.

3.03Stock Certificates. Each shareholder shall be entitled to a stock certificate or electronic record evidencing ownership. Each certificate shall include the Corporation name, State of incorporation, shareholder name, number of shares, and signatures of authorized officers.

3.04Transfer of Stock. Transfers shall be recorded on the books of the Corporation.

3.05Lost Certificates. Replacement certificates may be issued upon proof of loss and indemnification.

ARTICLE 4 — SHAREHOLDER MEETINGS 4.01 Annual Meeting. An annual meeting of shareholders shall be held each year at a date and time determined by the Board.

4.02Special Meetings. Special meetings may be called by the Board, the President, or holders of at least 10% of voting shares.

4.03Notice. Notice shall be given not less than ten (10) nor more than sixty (60) days before the meeting.

4.04Quorum. A majority of outstanding shares shall constitute a quorum.

4.05Voting. Each share shall be entitled to one vote.

4.06Proxies. Shareholders may vote by proxy.

ARTICLE 5 — OFFICERS 5.01 Officers. The Corporation shall have a President (Chief Executive Officer), Secretary, and Treasurer.

5.02President. The President shall oversee operations and preside over meetings.

5.03Secretary. The Secretary shall maintain records and minutes.

5.04Treasurer. The Treasurer shall oversee financial matters.

5.05Removal. Officers may be removed by the Board at any time.

ARTICLE 6 — FINANCE 6.01 Dividends. Dividends may be declared by the Board.

6.02 Banking. Funds shall be deposited in accounts approved by the Board.

ARTICLE 7 — BOOKS AND RECORDS The Corporation shall maintain accurate records of shareholders, Board meetings, and financial accounts. Shareholders shall have inspection rights as permitted by law.

ARTICLE 8 — NOTICES Notices may be delivered personally, by mail, or electronically.

ARTICLE 9 — CORPORATE ACTS Contracts and instruments shall be executed by authorized officers of the Corporation.

ARTICLE 10 — AMENDMENTS These Bylaws may be amended by majority vote of shareholders or by resolution of the Board.

ADOPTION These Bylaws are adopted by the Board of Directors of the Corporation.

CROWDCASTING INC.

By: /s/ John Stewart John Stewart Chief Executive Officer Date: